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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT is made this 1st day of April 2004 (the "Agreement"), between Chemokine Therapeutics Corp. a Delaware Corporation and its wholly owned subsidiary Chemokine Therapeutics (BC) Corp. a BC Corporation (collectively the "Company"), and Dr. Hassan Salari (the "Employee or the Executive").

RECITALS

      A. Employee is engaged in the business (the "Business" or the "Employee's Business") of research and development of therapeutic products based on the biology of chemokines.

      B. Company desires to engage the services of Employee as its Chairman, President and Chief Executive Officer ("CEO") and Employee is willing to agree to these terms.

      C. Employee desires to obtain the compensation and, bonus opportunity and other benefits provided for in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

      1. ENGAGEMENT. The Company hereby engages the Executive, and the Executive agrees to be engaged as Chairman, President and CEO. Changes may be made from time to time by the Company in its sole discretion to the duties, reporting relationships and title of Executive, in which will require the Executive' full consent. Executive will devote full time and attention to achieving the purposes and discharging the responsibilities as may be described from time to time by the Board of Directors of the Company. Executive will comply with all rules, policies and procedures of Company as modified from time to time, including without limitation, rules and procedures set forth in any Executive handbook, supervisor's manuals and operating manuals as may be adopted by the Company from time to time. Executive will perform all of Executive's responsibilities and will ensure that his work are in compliance with applicable laws.

      2. TERM OF ENGAGEMENT. The term of engagement will be for the five-year period commencing on April 1, 2004 and ending April 01, 2009 ("the Term"), unless sooner terminated in accordance with the terms and conditions of this Agreement. Thereafter, unless terminated in writing, Executive's engagement under this Agreement will automatically renew for an additional term, subject to the terms and conditions of this

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            Agreement. Notwithstanding those periods, this Agreement will remain enforceable and in effect until all the parties' rights and obligations have been satisfied, terminated or have expired, as provided herein. For the purpose of this agreement each term is five
            (5) years.

      3. COMPENSATION. For the duration of Executive's engagement hereunder, the Executive will be entitled to compensation, which will be computed and paid pursuant to the following subparagraphs.

            3.1 CASH COMPENSATION. Executive will be financially compensated by way of monthly salary. The Company agrees to pay Executive Two Hundred Fifty Thousand Dollars ($250,000) per year until the termination of this Agreement. Executive's financial compensation could be adjusted from time to time as per other senior employees of the Company. At no time the base compensation package could be reduced regardless of the change of Executive's title and duties. The Executive has the right to choose the method of cash compensation at its sole discretion.

            3.2 STOCK OPTIONS. Executive shall be entitled to participate in any stock option, stock bonus, phantom stock right, or other such plans or arrangements, which may exist during the term of his engagement, provided that Executive's entitlement will depends on the terms of any such arrangement or plan. At no time the Executive's stock option package can be less than the highest senior employees of the Company, regardless of the Executive's change of title and duties.

      4.    OTHER BENEFITS; BUSINESS EXPENSES.

            4.1 CERTAIN BENEFITS. Executive will be eligible to participate in all Executive benefit programs established by Company that are applicable to management personnel on his choice, on a basis commensurate with Executive's position and in accordance with Company's policies from time to time, but nothing herein shall require the adoption or maintenance of any such plan.

            4.2 VACATIONS, HOLIDAYS AND EXPENSES. For the duration of Executive's engagement hereunder, Executive will be provided such holidays, sick leaves and vacation as Company makes available to its management level Executives generally. Company will reimburse Executive in accordance with company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure.

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      5.    TERMINATION OR DISCHARGE BY COMPANY.

            5.1 FOR CAUSE. Company will have the right to immediately terminate Executive's services and this Agreement for cause. "Cause" means: any material breach of this Agreement by Executive, including, without limitation, breach of Executive's covenants in Sections 8 and 9 or conviction of a felony or failure to contest prosecution for a felony. Upon termination of Executive's engagement hereunder for cause, Executive will have no right on any unvested benefits or any other compensation or payments after the termination date. In the event of termination due to death or disability of Executive, Executive's family will have the right to any unvested benefits or any other compensation or payments after the last day or the month in which Executive's death or disability occurred. For purposes of this Agreement, "disability" means the incapacity or inability of Executive, whether due to accident, sickness or otherwise, as determined by a medical doctor and confirmed in writing by such doctor, to perform the essential functions of Executive's position under this Agreement, without reasonable accommodation (provided that no accommodation that imposes undue hardship on Company will be required) for an aggregate for ninety (90) days during any period of one hundred eighty (180) consecutive days.

            5.2 WITHOUT CAUSE. Company may terminate Executive's engagement under this Agreement without cause and without advance notice; provided, however, that Company will pay the Executive the amount of Five Hundred Thousand Dollars (US$500,000). In addition, Company will, within thirty (30) calendar days after Executive's termination by Company under this Section 5.2, pay to Executive an additional lump sum (hereafter "Additional Pay") equal to Executive's then current base compensation for a period of one (1) year commencing on the day of Executive's termination. Any non-renewable of this Agreement, for any reason, shall be deemed to be without cause.

      All such payments will be made by Company within 30 days of the termination date. Upon termination, Executive will have no rights to any unvested benefits or any other compensation or payments except as stated in this paragraph.

      6. TERMINATION BY EXECUTIVE. Executive may terminate Executive's engagement under this Agreement for any reason provided that Executive gives Company at least thirty (30) days' notice in writing. Company may, at its option, accelerate such termination date to any at least two weeks after Executive's notice of termination. Company may, at its option,

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            relieve Executive of all duties and authority after notice of termination has been provided. All compensation, payments and unvested benefits will cease after the termination date.

      7. TERMINATION UPON COMPANY REORGANIZATION, MERGER OR SALE. Notwithstanding Section 5.1 and 5.2 of this Agreement, in the event Executive's engagement is terminated for any reason, including resignation of Executive or non-renewal of this Agreement, but excluding termination of cause, during the one (1) year period following the effective date of: (1) a consolidation or merger of the Company with another corporation or entity; (2) the sale to a third party of stock of the Company which, when issued and outstand, will constitute more than 50% of the issued and outstanding stock of the Company; (3) the sale of all or substantially all of the assets of the Company to a third party; or (4) the liquidation, dissolution, reorganization or commencement of any proceeding under federal or state bankruptcy or insolvency laws by the Company, the Company will pay Executive all earned but unpaid base cash compensation (prorated to the date of such termination), all accrued but unused vacation time, and any not yet reimbursed business expenses incurred for services provided through the date of termination. Company will pay the Executive, the amount of one million Dollars ($1,000,000). The payments made pursuant to this
            Section 7 shall be in lieu of payments provided for in Section 5.1 or Section 5.2.

                  In addition, upon termination of Executive's engagement with
            Company pursuant to this Section 7, Executive will be entitled to the following (hereafter "Additional Section 7"): (1) within thirty
            (30) calendar days of termination pursuant of this Section 7 herein, a sum equal to Executive's then-current base cash compensation for a period of two (2) years; (2) all stock options grants to Executive, if any, granted pursuant to any stock option agreement will become immediately vested and exercisable.

            Company agrees to request any successors or successors to all or substantially all of the business and/or assets of Company (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise), upon or prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. A copy of such assumption and agreement will be delivered to Executive promptly after its execution by the successor. Failure by Company to obtain such agreement from successors on or before the effective date of any such succession transaction shall entitle Executive to such benefits and pay the Company in the same amounts as Executive would be entitled in
            Section 7 herein as if Executive had been terminated without cause of the day prior to the effective date of such transaction

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            upon termination. Any assumption by a third-party of the Company's obligation under this Agreement shall not release Company from its obligations under this Agreement.

      8. COVENANT NOT TO COMPETE. During Executive's engagement by Company and for a period expiring one (1) year after the termination of Executive's engagement for any reason, Executive covenants and agrees that Executive will not:

            8.1 Directly, indirectly, or otherwise, own, manage, operate, control, serve as a consultant to, be employed by, participate in, or be connected, in any manner, without the ownership, management, operation or control of any business that uses chemokines as therapeutic drugs.

            8.2 Here, off to hire, entice away or in any other manner persuade or attempt to persuade any office, Executive or agent of Company to alter or discontinue a relationship with Company or to any act that is inconsistent with the interests of Company;

            8.3 Except on behalf of Company, directly or indirectly solicit, divert, take away or attempt to solicit, divert or take away any customers of Company; or


            8.4 Except on behalf of Company, directly or indirectly solicit, divert, or in any other manner persuade or attempt to persuade any supplier of Company to alter or discontinue its relationship with Company.

      For the purposes of this Section 8, businesses that are deemed to compete with Company's Business are business that are engaged in the research and development of Chemokine agonists and antagonists in the treatment of cancer or for the purpose of stem cell mobilization, neutrophils mobilization or platelets mobilization. Further, the use of chemokines agonists or antagonists in the growth and stimulation of stem cells or white blood cells. Executive can own or manage/consult business that are not involved in chemokines.

            Company and Executive agree that: this provision does not impose an undue hardship on Executive and is not injurious to the public; that this provision is necessary to protect the business of Company; the nature of Executive's responsibilities with Company under this Agreement require Executive to have access to confidential information which is valuable and confidential to all of the Business; the scope of this Section 8 is reasonable in terms of length of time and geographic scope; and adequate consideration supports this Section 8, including consideration herein.

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      9. CONFIDENTIAL INFORMATION. Executive recognizes that Company's Business and continued success depend upon the use and protection of confidential and propriety business information, including, without limitation, the information and technology developed by or available through licenses to Company related to the Company's Business, to which Executive has access (all such information being "Confidential Information"). For purposes of this Agreement, the phrase "Confidential Information" includes for Company and its current or future subsidiaries and affiliates, without limitation, and whether or not specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning the development of new products and services; and technical and non-technical data related to software programs, designs, specifications, compilations, inventions, improvements, methods, processes, procedures and techniques; provided, however, that the phrase does not include information that (a) was lawfully in Executive's possession prior to disclosure of such information by Company; (b) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; (c) is documented by Executive as having been developed by Executive outside the scope of Executive's engagement and independently; or (d) is furnished to Executive by a third party not under an obligation of confidentiality or Company. Executive agrees that during Executive's engagement and after termination of the Agreement irrespective of cause, Executive will use Confidential Information only for the benefit of Company and will not directly or indirectly use or divulge, any Confidential Information for any reason, except as authorized by Company. For the purpose of this agreement, the Confidential Information means, the use of chemokines in the treatment of cancer and the use of chemokines in haematology. Executive agrees to deliver to Company immediately upon termination of Executive's engagement, or at any time Company so requests, all tangible items containing any Confidential Information (including, without limitation, all memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes taken by or provided to Executive, and any other documents or items of a confidential belonging to Company), together with all copies of such material in Executive's possession or control. Executive agrees that in the course of Executive engagement with Company, Executive will not violate in any way the rights that any entity has with regard to trade secrets or proprietary or confidential information. Executive's obligations under this Section 8 are indefinite in term and shall survive the termination of this Agreement.

      10. INVENTIONS, IDEAS, PATENTS AND COPYRIGHTS

            10.1 DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND WORKS. "Inventions" means all discoveries, improvements and ideas, whether patentable or not in the filed of chemokines, conceived or made by Executive, solely or jointly with others, at any time during Executive's engagement by Company or within three

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      months after Executive's engagement by Company, including, but not limited to, any formulas, methods, techniques, devices, equipment, products, product development and engineering, research, processes, and marketing programs. "Works" means all tangible work product, whether patentable or copyrightable or not, developed or under development by Executive, solely or jointly with others, at any time during Executive's engagement by Company or within three months after Executive's engagement by Company or within three months after specifications, compilations, programs, documentation, manuals, flow charts, diagrams, drawings, photographs, designs, business or marketing plans, articles for publication, contracts, and reports. Executive shall promptly disclose to Company all inventions or works pertain to chemokine biology, whether made or developed during Executive's normal working hours. Executive will keep and maintain written records concerting such Inventions and Works and make these records available to Company to all times. Company shall hold such written records with the same degree of care as it does other business documents of a confidential nature. Subject to the limitations started in Section 10.3, Executive acknowledges and agrees that all Chemokine related technology, Executive shall have no proprietary interest in Inventions and Works and that Inventions are the sole and exclusive property of Company, and Executive hereby irrevocably assigns and agrees to assign to Company and its successors, assigns or nominees all right, title and interest of Executive in the Inventions worldwide on chemokine. Executive agrees that the Works are to be deemed "works-made-for-hire," and that Company shall be deemed the author and, subject to the limitations stated in Section
      10.3 Company shall own all proprietary rights in the Works and have the right to obtain and hold in its own name all trademarks, copyrights, registrations, or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. To the extent that title to the Works may not, by operation of law, vest in Company or that Works may not be considered "work-made-for-hire," subject to the limitations started in Section 10.3, Executive hereby irrevocably assigns and agrees to assign to Company and its successors, assigns or nominees all right, title and interest of Executive in the chemokine science worldwide.

            10.2 LICENSE. If and to the extent that Executive makes use, or has made use, in the course of Executive's engagement by Company, of any intellectual properties owned by Executive in the filed of chemokines, Executive hereby grants to Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license (with right to sublicense) to make, use, sell, offer for sale, copy, distribute, import, modify, and other to practice and exploit any and all such intellectual properties. In the course of Executive's engagement by Company, Executive shall not use or induce Company to use any information that infringes any patent, trademarks, copyright, trade secret or other proprietary rights of others and shall not disclose to Company or induce Company to use any secrecy or confidential information of others, including former company, to whom Executive has obligations of secrecy.

            10.3 EXCLUDED INVENTIONS. Executive has been given the opportunity to prepare and attach hereto a list of all inventions, patent applications and patents made

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or conceived by Executive prior to the date of Executive's engagement by
Company, which are subject to prior agreements or which Executive desires to exclude from the Agreement. If no such list is attached, Executive hereby represents and warrants to Company that there are no such inventions, patent applications or parents. Additionally, Executive understands and acknowledges having been given notice herein that, in accordance with Company's policy and British Columbia (BC) law, this Agreement does not apply to, and that Executive shall have no obligation to assign to Company, any Invention or Works for which no Company trade secrets and no equipment, supplies, or facilities of Company were used and which as developed entirely on Executive's own time, unless: (i) the Invention or Works relate directly to the business of Company (i.e. Chemokine), (ii) the Invention or Works relate to actual or demonstrably anticipated research or development work of Company, or (iii) the Invention or Works result from any work performed by Executive for Company.

11. REMEDIES. Notwithstanding other provisions of this Agreement regarding dispute resolution, Executive agrees that Executive's violent of any of Sections 8 or 9 of this Agreement would cause Company irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Executive from violation of the terms of this Agreement, upon any breach or threatened breach of Executive of the obligations set forth in any of Section 8,9 or 10. The preceding sentence shall not be construed to limit Company from any other relief or damages to which it may be entitled as a result of Executive's breach of any provision of this Agreement, including Section 8 or 9. Executive also agrees that a violent of any of Section 8, 9 or 10 would entitle Company, in addition to all other remedies available at law or equity, to recover from Executive any and all funds, including, without limitation, wages and compensation, which will be held by Executive in constructive trust for Company, received by Executive in connection with such violation.

12. DISPUTE RESOLUTION. Except for the right of Company and Executives to seek injunctive relief in court and to the fullest extent permitted by law, any controversy, claim or dispute of any type arising out of or relating to Executive's engagement or the provisions of this Agreement shall be resolved in accordance with this Section 12 regarding resolution of disputes, which will be the sole and exclusive procedure for the resolution of any disputes. Matters subject to these provisions include, without limitation, claims or disputes based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits. Nothing in this provision is intended to restrict Executive from submitting any matter to an administrative agency with jurisdiction over such matter.

            12.1 COMPLIANCE WITH COMPANY POLICY. Executive and Company will make a good faith attempt to resolve all disputes in accordance with any dispute resolution policy adopted by Company before resorting to any other dispute resolution procedure.

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            12.2  ARBITRATION. If any claim or dispute has not been resolved in accordance with Section 12.1 and Section 12.2, then the claim or dispute will be determined by arbitration in Vancouver, BC, in accordance with the then-current national rules for the resolution of engagement disputes by arbitration, except as modified herein. The arbitration will be conducted by a sole neutral arbitrator who has had both training and experience as an arbitrator of general engagement and commercial matters and who is and for at least ten (10) years has been, a partner, a shareholder, or a member in a law firm. If Company and Executive cannot agree on an arbitrator, then the arbitrator will be selected by the judge applying the criteria in this provision.

                  No person who has served as a mediator under the mediation provision, however, may be selected as the arbitrator for the same claim or dispute. Reasonable discovery will be permitted and the arbitrator may decide any issues as to discovery. The arbitrator may decide any issues as to whether or as to the extent to which, any dispute is subject to the dispute resolution provisions in Section 12 and the arbitrator may award any relief permitted by law. The arbitrator must base the arbitrator award on the provisions of Section 11 and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding.

                  The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under
                  Section 12.2.

      13. FEES. Unless otherwise agreed, the prevailing party will be entitled to its costs and attorneys' fees incurred in any litigation relating to the interpretation or enforcement of this Agreement.

      14. DISCLOSURE. Executive agrees fully and completely to reveal the terms of this Agreement to any future Company or potential Company of Executive and authorizes Company, at its election, to make such disclosure.

      15. REPRESENTATION OF EXECUTIVE. Executive represents and warrants to Company that Executive is free to enter into this Agreement and has no commitment, arrangement or understand to or with any party that restrains

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            or is in conflict with Executive's performance of the covenants, services and duties provided for in this Agreement.

            Executive agrees to indemnify Company and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Executive that, the foregoing representation and warranty to the contrary notwithstanding, and in violation, or constitute a breach, of any such commitment, arrangement or understanding.

      16. ASSIGNABILITY. During Executive's engagement, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Company may assign its rights and obligations under this Agreement without Executive's consent pursuant to a successor by sae, merger or liquidation, if such successor carries on the Company's Business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation.

            This Agreement is binding upon Executive, Executive's heirs, personal representatives and permitted assigns and on Company, its successors and assigns.

      17. NOTICES. Any notice required or permitted to be given hereunder are sufficient if in writing and delivered by hand, by facsimile or by registered or certified mail, to Executive at 927 Pacific Drive, Delta, BC, V4M 2K2 or such other address as may be provided by Executive.

      18. SEVERABILITY. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed sever able from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

      19. WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construe as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder

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            preclude any other further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

      20. GOVERNING LAW. The validity, constructions and performance of this Agreement shall be governed by the laws of the Province of British Columbia without regard to the conflicts of law provisions of such laws.

            The parties hereto expressly recognize and agree that the implementation of the Section 19 in essential in light of the fact that Company has its corporate headquarters and its principal executive offices within the Province of British Columbia, and there is a critical need for uniformity in the interpretation and enforcement of the engagement agreements between Company an its key Executives.

      21. CHANGE OF DUTY. Executive may at its sole decision accept the change in title and duty, acceptable to the Company. Upon the change of duty and title, the Company shall continue to provide the Executive with the sale financials compensation, and stock options as otherwise would have received under the position of Chairman, President and CEO.

      22. SURVIVAL. Notwithstanding the provisions of Paragraphs 5, 6 or 7, the provisions of Paragraphs 8, 9, 10, 11, 12, 13, 14, 15, 16, 17,
            18, 19 and 20 shall survive the termination of this Agreement.

      23. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties with respect to the relationship between Executive and the Company and supersedes all prior agreements and understandings, and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of Executive's engagement.

            This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waver, change, modification, extension or discharge is sought, and any such modification will be signed by the CEO of the Company.

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IN THE WITNESS WHEREOF, the parties have duly signed and delivered this
Agreement as of the day and year first above written.

COMPANY

CHEMOKINE THERAPEUTICS CORP


________________________________________________
On behalf of the Board of Directors
Name: Richard Piazza, Director, Chair of Executive Compensation Committee

EXECUTIVE (Employee)

________________________________________________
Dr. Hassan Salari
Chairman, President &CEO

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